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                           EXHIBIT (5)



August 7, 1996

Harleysville Group Inc.
355 Maple Avenue
Harleysville, PA 19438

Re:  Registration Statement on Form S-8 for
     22,584 Shares of Common Stock
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Ladies and Gentlemen:

     As counsel for Harleysville Group Inc., a Delaware corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement relating to the issuance and sale of 22,584 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") pursuant to the Company's Directors' Equity Award Program. We have participated in the preparation of the Registration Statement and have also examined the Company's Certificate of Incorporation, as amended and restated, and By-laws and resolutions of the Board of Directors of the Company.

Our opinion set forth below is limited to the General Corporation
Law of the State of Delaware.

In our opinion, the Shares have been duly authorized and, when issued, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ MORGAN, LEWIS & BOCKIUS LLP
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Morgan, Lewis & Bockius LLP